December 10, 2001 3628S

Board of Directors
Air Test Technology, Inc.
4190 Bonita Road, No. 105
Bonita, CA 91902

         Re:      My Legal Opinion Pursuant to SEC Form SB-2
                  Registration Statement - Air Test Technology, Inc.

Dear Lady and Gentlemen:

         You have requested my opinion as counsel for Air Test Technology, Inc., a Delaware corporation (the "Company") and certain of its shareholders (the "Selling Shareholders") in connection with a Registration Statement on Form SB-2 and the Prospectus included therein (collectively the "Registration Statement") to be filed with the Securities and Exchange Commission.

         The undersigned is admitted to practice and is in good standing with the State Bar of California.

         1. The Registration Statement: The Registration Statement relates to the distribution of 400,000 shares of the Company's
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common stock (the "Shares") owned by Pt. Loma Holding Co., Inc. to its approximately 200 shareholders of record as of the close of business on June 1, 2000 (the "Distribution").

         2. Basis for Opinion: The documentary basis and other basis for this opinion is our review and analysis of the below
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listed items:

a.            The Company's Articles of Incorporation, Certificate of

Amendment, By-Laws, Minutes of Board of Directors Meetings, Minutes of Shareholder Meetings and Shareholder Lists (collectively the "Company Records").

b.            The Registration Statement.

c.
                    The eligibility requirements for the use of Form SB-2 set forth in General Instructions A and B of Form SB-2 (the "Eligibility Requirements").

d. That we have assumed that the documents and signatures examined by us are genuine and authentic and that the persons executing such documents have the legal capacity to execute any such documents.

         3.   Legal Opinion: Based upon our review of the Company Records,
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the Registration Statement and the Eligibility Requirements,
I AM OF THE OPINION THAT:

A. The Shares which are the subject of this registration statement are and will continue, after the distribution, to be LEGALLY ISSUED, FULLY PAID AND NON-ASSESSABLE.

B. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incrporation, and has the requisite corporate power and authority to cond(upsilon)ct its business, and to won, lease and operate its properties, as more specifically described in the Registration Statement.

A. After reasonable investigation, we have no actual knowledge that the Eligibility Requirements for use of Form SB-2 have not been satisfied with respect to the Registration Statement.

4.                  Consent to Use of Legal Opinion: I hereby consent to the
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reference to my name in the Registration Statement under the caption "Legal
Matters" and to the use of this opinion as an exhibit to the Registration Statement. In giving this consent, I do hereby admit that I come within the category of a person whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the general rules and regulations thereunder.

Very truly yours,


CARMINE J. BUA, III